VERA BRADLEY NAMES JOHN ENWRIGHT EVP, CFO

FORT WAYNE, Ind., July 18, 2017 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced that John Enwright has been named Executive Vice President and Chief Financial Officer, effective immediately.

Robert Wallstrom, Chief Executive Officer of Vera Bradley, commented, “In the three years since he joined our Company, John has proven himself to not only be financially astute but also strategic and forward-thinking. John’s expertise and leadership will be critical as we continue to navigate through this challenging retail environment and work to make Vera Bradley a more efficient and more profitable organization. We are very fortunate to have someone of John’s caliber ready to fill this key position.”

Enwright joined Vera Bradley in 2014 as Senior Director of Corporate Financial Planning & Analysis and was soon promoted to Vice President, Financial Planning & Analysis. In March 2017, he was named Interim Chief Financial Officer. Before joining Vera Bradley, Enwright spent 15 years with Tiffany & Co. in various financial roles of increasing responsibility.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women's handbags, luggage and travel items, fashion and home accessories and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand's innovative designs, iconic patterns and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace. The Company's commitment to bringing more beauty into women's lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer in which they have raised over $28 million to date. For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

CONTACT:

Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

####